UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 4, 2015, Viking Therapeutics, Inc. (“Viking”) closed its initial public offering of common stock (with a price to the public of $8.00 per share) and, as required by a prior Master License Agreement (as amended), delivered shares of Viking common stock to Ligand and its Metabasis Therapeutics, Inc. subsidiary as upfront payments for the licenses under the Master License Agreement.

As a result, the holders of Ligand’s “General” contingent value rights (“General CVRs”) issued at the time of Ligand’s Metabasis acquisition (OTCQB: LGNYZ) are entitled to receive pro rata $2,187,619. This $2,187,619 shall be distributed pro rata (i.e., approximately $0.062 cash for each of the 35,147,294 General CVRs) on January 1, 2016 to the holders as of December 28, 2015 of the General CVRs.

As an additional result, the holders of “TR Beta” contingent value rights (“TR Beta CVRs”) issued at the time of Ligand’s Metabasis acquisition (OTC Pink: LGNZZ) are entitled to receive pro rata $1,051,740. This $1,051,740 shall be distributed pro rata (i.e., approximately $0.030 cash for each of the 35,147,294 TR Beta CVRs) on January 1, 2016 to the holders as of December 28, 2015 of the TR Beta CVRs.

Viking granted to the underwriters of its initial public offering a customary 30-day option to purchase up to an additional 450,000 shares of Viking common stock to cover over-allotments. If such option is exercised, Viking would be required to deliver to Ligand/Metabasis, as additional upfront payments in respect of the Master License Agreement, additional shares of Viking common stock; and the holders of General CVRs and TR Beta CVRs would become entitled to additional cash distributions.

The Master License Agreement also provides for royalties and milestone payments pertaining to the FBPase inhibitor program, the DGAT-1 program and the TR Beta program, respectively. If Viking ever pays Ligand/Metabasis any such royalties and/or milestone payments in respect of the FBPase inhibitor program and/or the DGAT-1 program, the holders of General CVRs would become entitled to additional cash distributions. If Viking ever pays Ligand/Metabasis any such royalties and/or milestone payments in respect of the TR Beta program, the holders of TR Beta CVRs would become entitled to additional cash distributions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Compensation Committee determined to allow non-employee directors to retain the standard Viking director compensation, and accordingly Ligand will not be retaining any portion of compensation for Viking director service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: May 8, 2015

	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary